Exhibit 4.5

ADDENDUM TO LEASE DEED

THIS ADDENDUM TO LEASE DEED (“Addendum”) is made on this 23rd day of July, 2012.

BY AND BETWEEN

SRI DIVI SATYA MOHAN, son of Sri Divi Radha Krishna, aged 44 years, residing at Plot No. 23, Road No. 2, Sagar Cooperative Housing Society, Banjara Hills, Hyderabad, SRI ATTALURI PRAVEEN, son of Sri Attaluri Koteswara Rao, aged 39 years, residing at 8-44-32, Vidyanagar, Visakhapatnam and SRI DIVI SATYA SAYEE BABU, son of Sri Divi Madhusudana Rao, aged 35 years, residing at 55-1-19, Jagannadharaju Nagar, Venkojipalem, Visakhapatnam, (hereinafter referred to as the “Lessors”, which expression, where the context admits, shall include its successors) of the ONE PART;

AND

WNS GLOBAL SERVICES PVT. LTD., a company incorporated under the Companies Act, 1956 and having its registered office at Gate 4, Plant 10, Godrej & Boyce Complex, Phirojshanagar, LBS Marg, Vikhroli (W), Mumbai 400 079, (hereinafter referred to as the “Lessee”, which expression, where the context admits, shall include its nominees, successors and assigns) of the OTHER PART and represented herein by its Authorized Signatory Ms. Jayshree Ghatnekar, through a Board Resolution dated 25th February, 2011.

(Both the Lessors and the Lessee are collectively referred to as “the Parties”)

RECITALS:

A.            WHEREAS the Lessors and the Lessee have entered into a Lease Deed dated 20th January, 2012 (hereinafter referred to as the “Lease Deed”) for lease of approx 31,332.20 sq. ft. super built up office space from 1st to 4th floors along with an exclusive right over designated car parking spaces in the basement level 1 in the building known as MPS Plaza (hereinafter referred to as the “said Building”) and situated at the designated space as more fully described in First Schedule of the Lease Deed (herein referred to as the “Demised Premises”).

B.            AND WHEREAS, the Lessee has approached the Lessors with a request to grant on the lease an additional area in the said Building viz. the Ground Floor admeasuring 7410 sq. ft. super built up, along with 2 cellars in the basement and the common space in the said Building (hereinafter collectively referred to as the “Additional Premises”). And whereas the Lessors have agreed to this request.

C.            AND WHEREAS, WNS Global Services Private Limited (the original Lessee in the Lease Deed and hereinafter referred to as the “Lessee 1”), was approached by one of its affiliated companies viz. WNS Business Consulting Services Private Limited (hereinafter referred to as the “Lessee 2”) and expressed its desire to occupy and use a portion of the said Building for its business needs, thereby desiring it to be an additional Lessee. And whereas the Lessee 1 and the Lessors have agreed to this request of the Lessee 2.

D.            CONSEQUENTLY the Lessors, the Lessee 1 and the Lessee 2 desire to carry out certain amendments in the Lease Deed to give effect to the aforesaid understanding, which is recorded in this Addendum.

NOW THIS ADDENDUM WITNESSTH AS UNDER:

1.              In view of the clause C of the recitals above and with effect from 5th March, 2012 the Parties hereby agree to include Lessee 2 in the definition of the Lessee, in the said Lease Deed. Accordingly, the following clause shall be incorporated into the recital part, as appearing on the page 1 of the Lease Deed;

“WNS BUSINESS CONSULTING SERVICES PVT. LTD., a company incorporated under the Companies Act, 1956 and having its registered office at Gate 4, Plant 10, Godrej & Boyce Complex, Phirojshanagar, LBS Marg, Vikhroli (W), Mumbai 400 079, (hereinafter referred to as the “Lessee 2”, which expression, where the context admits, shall include its nominees, successors and assigns) of the OTHER PART and represented herein by its Authorized Signatory Ronald D’Mello, through a Board Resolution dated 24th June, 2011.

The Lessee 1 and the Lessee 2 shall hereinafter be jointly referred to as the “Lessee”. And, that the Lessee and the Lessors shall hereinafter be collectively referred to as “Parties” ”

2.              In view of the clause B of the recitals above and with effect from 14th June, 2012, the Parties hereby agree to include the Additional Premises in the definition of the said Building during the Term of the Lease Deed. The Lessee shall pay the Rent for the Additional Premises at the rate of Rs. 28/- (Rupees Twenty Eight Only) per sq. ft super built up which shall be escalated subject to clause 2 of the Lease Deed. Accordingly, the said Building shall henceforth have an aggregate super built-up area of 37,050 sq. ft. in the said Premises which shall comprise of the 1st to 4th floors including the Ground floor, each floor admeasuring to 7410 sq. ft. super built up area, along with the exclusive right to use the designated car parking spaces in the Basement Level 1 constructed on the said Premises, 2 cellars, front open area, common space and the Lift, Ramp up & Stair case areas.

3.              The Parties further agree that with effect from 5th March, 2012 the Lessee 2 shall take on lease the 3rd floor and with effect from 14th June, 2012 shall also take on lease the 4th floor in the said Building. Accordingly, the following sub-para is hereby appended into the clause 6 of the recital part, as appearing on the page 2 of the Lease Deed as follows;

“Whereas, the Building is granted on lease to the Lessee 1 except for 3rd floor and 4th floor with effect from 5th March, 2012 and 14th June, 2012 respectively of the Building which shall hereby be leased to Lessee 2, along with a right to use, on a pro-rata basis, the designated car parking spaces in the Basement Level 1 constructed on the said Premises, 2 cellars, front open area, common space and the Lift, Ramp up & Stair case areas.”

4.              The Parties further agree that with effect from 14th June, 2012 the Rent of Rs. 24/- (Rupees Twenty Four Only) per sq. ft. super built up is hereby revised to Rs. 28/-  (Rupees Twenty Eight Only) per sq. ft. super built up. Further, in view of the above insertions, the Parties agrees to split the monthly Rent among the Lessee 1 and Lessee 2 and accordingly, the following sub-para is hereby appended into the clause 1 (a) of the Lease Deed, as appearing on the page 3 of the Lease Deed as follows;

“Out of the entire aggregate monthly rent, Lessee 1 shall pay an amount of Rs.  6,22,440/- (Rupees Six Lacs Twenty Two Thousand Four Hundred and Forty Only) excluding service tax as applicable and Lessee 2 shall pay Rs. 4,14,960/- (Rupees Four Lacs Fourteen Thousand Nine Hundred and Sixty Only) excluding service tax as applicable”

5.              In view of the above insertions and with effect from 14th June, 2012, the Parties agree to split the interest free security deposit amount among both the Lessee. Accordingly, the following sub-para is hereby appended into the clause 1 (b), as appearing on the page 3 of the Lease Deed as follows;

“Out of the entire aggregate security deposit amount Lessee 1 has already paid a sum of Rs. 67,67,757/- (Rupees Sixty Seven Lacs Sixty Seven Thousand Seven Hundred and Fifty Seven Only) at the execution of the Lease Deed. Further, with the execution of these presents, the Lessee 2 shall also make a payment of Rs. 37,34,640/- (Rupees Thirty Seven Lacs Thirty Four Thousand Six Hundred and Forty Only) towards an interest free security deposit which shall be equivalent to a sum of 9 months’ rent for 3rd and 4th floor and the common area of the said Building to the Lessors. Subsequently, the Lessors shall refund an amount of Rs. 11,65,797/- (Rupees Eleven Lacs Sixty Five Thousand Seven Hundred and Ninety Seven Only) to Lessee 1 thereby making Lessee 1’s aggregate contribution towards security deposit as Rs. 56,01,960/-. Consequently, the aggregate of both the Lessee’s contribution towards security deposit will be Rs. 93,36,600/- (Rupees Ninety Three Lacs, Thirty Six Thousand and Six Hundred Only).”

6.              With effect from 14th June, 2012, the Parties hereby agree to delete the clause 4 (a) of the Lease Deed in its entirety and replace with the following;

“The Terrace of the Building will be a non-lease area. The Lessors will be free to use the Terrace for any purposes with continuous access through lift and stairs. Further, the Lessors hereby grant an option to the Lessee to take on the lease the Terrace as per its future business needs, on the same Rent as shall be subsisting for the per sq. ft. super built up area of the Building as per the terms of the Lease Deed.”

7.              With effect from 14th June, 2012 the Parties hereby agree to delete the clause 10 (c) of the Lease Deed in its entirety.

8.              With effect from 14th June, 2012 the Parties hereby agree to delete the clause 19 of the Lease Deed in its entirety and replace with the following;

“The Lessee themselves shall maintain the common area of the Premises and may hire a third party vendor to render maintenance services through a separate agreement between them. Both the Lessee will pay maintenance charges as mutually decided with the third party vendor as per their agreement. The scope of services under the maintenance service shall include but not be limited to, the operation and maintenance of common lighting and electrical systems, maintenance of lifts, maintenance of fire protection system and the generator for the common areas, garbage removal, security for the said Premises, carrying out civil repairs, maintaining and repairing the sanitary and plumbing, maintenance of car parking facility, sewerage treatment plant, maintenance of AHU’s, maintenance & service of Electrical and Mechanical equipment including DG Sets, HVAC Units and Pumps power back up, cleaning of external facade and curtain glazing, housekeeping for common areas, maintaining the landscaping, pest control for the said Premises, etc. The service tax as applicable on maintenance services shall be provided by the Lessee.

Notwithstanding to the above, the Lessor shall continue owning the equipments referred hereinabove which are installed by Lessor in the Building. The Parties agree that the Lessee will assume the responsibility to maintain the said equipments during the initial Lease term and shall have an option not to continue with this arrangement for renewed Lease terms in which case the Lessor shall assume this responsibility on the mutually agreed terms. The Lessee shall be responsible to return the said equipments back to the Lessor in a good working condition at the expiry/termination of the Lease deed or at the completion of the life span of the equipments, whichever is earlier, excluding normal wear and tear.  Cost of any damages to the said equipments, if attributable to the reasons by Lessee shall be adjusted against the Security deposit made by the Lessee at the time of determination of this Lease deed. A list of the said equipments is detailed in the Annexure ‘A’ which is attached herewith.

9.              In view of the above insertions, the Parties agrees that the maintenance charges and/or any other charges, taxes, levies shall be divided on a pro-rata basis between the Lessee for their respective leased spaces in the Building.

10.       All other terms and conditions of the Lease Deed shall remain unchanged and valid and the same shall be binding on the Parties.

11.       This Addendum shall form an integral part of the Lease Deed and shall be binding on the Parties hereto.

IN WITNESS WHEREOF the parties hereto have set their hands to this Addendum on the date as aforementioned.

SIGNED and DELIVERED for and on behalf of	)
the Lessors aforesaid, by	)

SRI DIVI SATYA MOHAN	)	/s/ Sri Divi Satya Mohan

SRI ATTALURI PRAVEEN	)	/s/ Sri Attaluri Praveen

SRI DIVI SATYA SAYEE BABU	)	/s/ Sri Divi Satya Sayee Babu
In the presence of witnesses:

)

SIGNED and DELIVERED for and on behalf of	)
WNS GLOBAL SERVICES PVT. LTD.	)
the Lessee aforesaid, by its Authorized Signatory	)	/s/ Jayshree Ghatnekar
/s/ Jayshree Ghatnekar	)
In the presence of witnesses:

)

SIGNED and DELIVERED for and on behalf of	)
WNS BUSINESS CONSULTING	)
SERVICES PVT. LTD.	)
the Lessee aforesaid, by its Authorized Signatory	)	/s/ Ronald D’Mello
/s/ Ronald D’Mello	)
In the presence of witnesses:

)

Annexure ‘A’

List of equipments

Sl #	Equipment Name	Capacity	Make	SL.no	Modal No	Qty	Warranty
1	Transformer	500 KVA	PETE	7360	Oil ONAN	1	Expired
2	DG-1	250 KVA	Cummins	25768933	6CTAA-8.3G4	1	Expired
3	Borwel motor	3HP	NA	NA	NA	1	Expired
4	Fire Jocky Pump	9.3KW	Kirloskar	NA	PM1600	1	Expired
5	Fire Main Pump	45KW	Kirloskar	WAA25/XV-22	SPECTRUM	1	Expired
6	Fire Disel Pump	48KW	Kirloskar	4.4228E+14	4R1040NA	1	Expired
7	EB Breaker(ACB)	1000 Amps	L & T	LT 448736	CN-CS1000S1	1	Expired
8	DG Breaker-1	400 Amps	Schneider	NA	LCIF3304	1	Expired
9	Package AC-1	22TR	Blue Star	DPA2642R1-I11F00058	DPA26242RI-1	1	Expired
10	Package AC-2	11TR	Blue Star	DPA1321R1-I11F00018	DPA1321RI-1	1	Expired
11	Package AC-3	22TR	Blue Star	DPA2642RI-IFOOO66	DPA26242RI-1	1	Expired
12	Package AC-4	11TR	Blue Star	DPA132IRI-I11F00015	DPA1321RI-1	1	Expired
13	Package AC-5	22TR	Blue Star	DPA2642RI-I11F0062	DPA26242RI-1	1	Expired
14	Package AC-6	11TR	Blue Star	DPA132IRI-I11F000	DPA1321RI-1	1	Expired
15	Package AC-7	22TR	Blue Star	DPA2642RI-I11F00063	DPA26242RI-1	1	Expired
16	Package AC-8	11TR	Blue Star	DPA1321R1-I11F00025	DPA1321RI-1	1	Expired
17	Package AC-9	22TR	Blue Star	DPA2642RI-I11F00064	DPA26242RI-1	1	Expired
18	Package AC-10	22TR	Blue Star	DPA2642RI-I11F00056	DPA26242RI-1	1	Expired
19	Split AC	1.5 TR	Samsung	DB98-32720H	AS183UGDN	1	Expired
20	Split AC	1.5 TR	Samsung	DB98-32720H	AS183UGDN	1	Expired
21	Invertor	3KVA	Microtek	8LIWNB11107	NA	1	Expired